                                  EXHIBIT 6.12

                          TOUCHSCREEN MEDIA GROUP, INC.
                               SERVICES AGREEMENT

     1. PARTIES. This Services Agreement ("Agreement") is between Touchscreen Media Group, Inc., 1674 Broadway, New York, New York 10019 ("Touchscreen") and Politics.com, Inc. 2530 South Rural Road, Tempe, Arizona 85282 ("Politics.com") effective as of October 29, 1999 ("Effective Date").

     2. RETENTION OF TOUCHSCREEN; PROJECT IDENTIFICATION.

     (a) Politics.com desires to retain Touchscreen to provide certain professional services relating to the Politics.com's web site ("Web Site").

     (b) Touchscreen shall provide services relating to specifications, information organization and development, graphic design, software development, architecture and functionality for each Project, as the parties shall agree which shall be set forth in a separate Statement of Work, in the format attached ("SOW"). Each SOW shall also include the deliverables, fees, reporting responsibilities and milestones. Any changes to a SOW must be in writing and signed by the parties.

     3. COMPENSATION AND EXPENSES.

     (a) Politics.com shall pay Touchscreen in accordance with the applicable SOW. If no time period for payment is identified in the SOW, Politics.com shall pay Touchscreen no later than thirty (30) days after Politics.com's receipt of Touchscreen's invoices. Touchscreen shall invoice Politics.com on a biweekly basis. Except as otherwise provided in the SOW, Politics.com shall pay Touchscreen the final fifteen (15%) for each Project after completion, delivery and acceptance of the Project to and by Politics.com. Politics.com agrees to pay a late fee for all overdue invoices at the rate of one and a half percent (1.5%) of the outstanding balance per month, or the legal maximum, whichever is lower. Politics.com expressly reserves the right to require that any invoice submitted be supported by reasonable documentation prior to Politics.com's acceptance and payment thereof. Each invoice shall be forwarded to the attention of the Accounts Payable department at: 2530 South Rural Road, Tempe, Arizona 85282. In no event shall Politics.com be obligated to pay Touchscreen for an amount in excess of the maximum aggregate amount stated in a SOW, without the express prior written agreement of Politics.com.

         (b) All prices and fees are exclusive of all sales, use, or other taxes, and shipping, transportation, insurance for deliverables, or other direct charges, unless specifically stated to the contrary in the SOW. Politics.com shall reimburse Touchscreen for reasonable, necessary and actual out-of-pocket expenses such as travel, lodging, communications and supplies (which may include administrative expenses or other mark-up, up to a maximum of 15%, but shall not include Touchscreen's overhead costs or allocations thereof) except as shall be approved in advance in writing by Politics.com.

     4. TERM AND TERMINATION.

         (a) This Agreement shall remain in effect for so long as Touchscreen is providing services and/or products under a SOW, unless terminated by one of the parties as provided herein. Either party may terminate this Agreement if the other party commits a material breach of this Agreement and fails to cure the breach within thirty (30) days of written notice from the nonbreaching party. If Politics.com fails to pay an invoice within the time specified for payment, Touchscreen shall have the right, in


                                     III-40
addition to any other rights or remedies, to suspend its services to Politics.com under the applicable SOW and any other SOW then in effect, until receipt of payment, plus interest, from Politics.com. Any SOW may be terminated in accordance with this provision, or in accordance with any termination provisions in the SOW. Notwithstanding any other provision to the contrary contained in this Agreement, Politics.com may at any time terminate the performance of all or any portion of the services to be provided under any SOW upon ten (10) days prior written notice to Touchscreen, in which event Politics.com shall be obligated to pay only for such portions of the services actually performed in accordance with such SOW. In such an event, payment must be made by Politics.com to Touchscreen before Touchscreen shall be obligated to return any Politics.com materials to Politics.com.

         (b) Wherever in this Agreement provision is made for the mutual agreement of the parties with respect to any matter, the parties shall negotiate in good faith to reach mutual agreement. If the parties are unable to reach agreement within the time required, then either party may terminate this Agreement upon not less than thirty (30) days prior written notice to the other party.

         (c) Upon termination of this Agreement or the particular SOW, each party shall return the other's Confidential Information; Politics.com shall pay Touchscreen all fees owed under this Agreement for products and/or services provided through the effective date of termination; and Touchscreen shall return any Politics.com materials, equipment and property of any nature.

     5. POLITICS.COM CONTRIBUTIONS TO DELIVERABLES, REPRESENTATIONS AND WARRANTIES.

         (a) Politics.com represents and warrants that all information, text, graphics and other materials it discloses or delivers to Touchscreen for use in connection with this Agreement and/or Politics.com's Web Site ("Politics.com Contributions") are the property of Politics.com or that Politics.com has secured the necessary rights from the owner of the Politics.com Contributions for their use in connection with this Agreement and/or Politics.com's Web Site. Politics.com represents and warrants that no Politics.com Contributions infringe any copyright, trademark, trade secret, patent or other right of a third party. Touchscreen shall be entitled to rely on the accuracy, completeness and appropriateness of all Politics.com Contributions for each Project. Except as provided above, Politics.com makes no other express or implied warranty with respect to the Politics.com Contributions. Politics.com disclaims, and Touchscreen waives all other express or implied warranties, including, without limitation, the implied warranties of merchantability or fitness for a particular purpose.

         (b) Politics.com agrees that if Politics.com Contributions for a Project are not provided in the mutually agreed upon format, reformatting may alter time-frames and costs for the Project.

         (c) Touchscreen represents and warrants to Politics.com that: (a) it will perform the services in accordance with the standards of its profession or industry, and the scope of work described in the SOW and will use only qualified personnel and be responsible for the supervision, management and control of all personnel performing the services; (b) the Works (and each portion thereof, excluding Politics.com Contributions): (i) will not infringe on or violate any copyright, patent, trademark or any other intellectual property or other proprietary right of any third party, (ii) will consist only of information that Touchscreen is authorized to use and to authorize Politics.com to use as contemplated in this Agreement, (iii) will not constitute a libel or defamation or conflict with any right of privacy or other rights of, and will not cause injury to, any third party, and will not be obscene, pornographic or otherwise tortious; (c) Touchscreen has the full and unrestricted right to disclose any information, knowledge or data disclosed by it to Politics.com in the performance of this Agreement; (d) Touchscreen is free to undertake the services required by this Agreement, and there is no conflict of interest between Touchscreen's performance of this Agreement and any obligation Touchscreen may have to other


                                     III-41
parties; (e) Touchscreen will perform the services in strict compliance with all applicable laws, regulations and ordinances; (f) Touchscreen will obtain at its expense all necessary permits, licenses and other consents required for the performance of the services; (g) if applicable, Touchscreen has caused its employees to assign to it all their right, title and interest in any invention, discovery or other work invented, discovered or developed by its employees in or as a direct result of the performance of this Agreement; and (f) the deliverables, at no additional charge to Politics.com and without any modifications by Politics.com to its hardware, software or firmware, shall be Year 2000 Compliant. "Year 2000 Compliant" shall mean that the deliverables shall correctly process, provide and/or receive date data: a) within and between the twentieth and twenty-first centuries; b) on, before and after February 29, 2000; and c) in any test simulation of those dates, provided that all products (for example, hardware, software and firmware) used with the deliverables properly exchange accurate date data with the deliverables.


                                     III-42

     6. WEB SITE CONTENT. If any Politics.com Contribution and/or other Politics.com content, in Touchscreen's reasonable opinion, is defamatory, threatening, obscene, indecent, patently offensive, violative of the proprietary rights of a third party or otherwise tortious, then the parties shall negotiate in good faith to attempt to resolve the matter. If the parties are unable to reach mutual agreement, then either party may terminate the Agreement in accordance with Section 4(b) above.

     7. ACCEPTANCE AND REMEDY. All deliverables are legally accepted upon delivery and acceptance by Politics.com, unless within thirty (30) days after receipt of a deliverable, Politics.com notifies Touchscreen in writing in detail as to how the deliverable fails to conform to the specifications set forth in the applicable SOW. If Politics.com, in its reasonable discretion, determines in good faith that the deliverable fails to materially conform to those specifications, Touchscreen shall have thirty (30) days to use its best efforts to remedy any material nonconformance and to provide a revised deliverable to Politics.com. If Touchscreen is unable to remedy any such nonconformance after such thirty-day period, Politics.com shall have the right to terminate the SOW and/or the Agreement and shall be entitled to a full refund of any compensation paid to Touchscreen in connection with such deliverable.

     8. TECHNICAL SUPPORT. Under the terms of a SOW, and at Touchscreen's standard rates (except during the warranty period specified in Section 10(a) below, when such technical support shall be provided at no charge), Touchscreen will provide to Politics.com a reasonable level of technical support during the support hours of 9:00 a.m. to 5:00 p.m., Eastern Time, by telephone, facsimile and electronic mail by personnel familiar with the operation of Politics.com's Web Site to answer questions, furnish information and render assistance to Politics.com in its use and operation and to assist Politics.com to resolve problems in its Web Site. In addition, Touchscreen will make reasonable attempts to provide technical support outside of its standard support hours if required on occasion by Politics.com. In no event shall Touchscreen have any obligation under this Agreement to respond to inquiries (whether by electronic mail, telephone or any other means), provide on-line help utilities for, or otherwise render assistance to any person other than an authorized representative of Politics.com. Without limiting the foregoing, Touchscreen shall have no obligation to assist users of the World Wide Web regarding the use or operation of Politics.com's Web Site or server. Any provision of technical support services by Touchscreen under this section shall not grant to Politics.com any rights to any customization, enhancements, upgrades, or modifications to the services set forth in a SOW.

     9. PUBLIC NOTICE OF WEB SITE CREATOR. Politics.com agrees that in its Web Site, and its marketing materials and press releases about the Web Site, Politics.com shall use commercially reasonable efforts to identify Touchscreen as the developer of the Web Site.

     10. DELIVERABLES - LIMITED WARRANTY.

         (a) Touchscreen warrants that each deliverable shall materially conform to its written specifications in a SOW for a period of one hundred eighty (180) days after delivery to Politics.com. If, during such limited warranty period, the deliverable fails to so conform, Touchscreen shall use commercially reasonable efforts to remedy such nonconformity, replace the deliverable, or refund the fees Touchscreen received in connection with the deliverable.

         (b) No warranty applies to any deliverable which has been damaged or misused, altered or upgraded by anyone other than Touchscreen. This limited warranty shall apply only so long as the deliverables are maintained in the same operating environment set forth in the applicable SOW. The remedies above are the Politics.com's sole and exclusive remedies for a defect in any deliverable.


                                     III-43

         (c) Except as expressly provided in this Agreement or an SOW, Touchscreen makes no other express or implied warranty with respect to the products, deliverables, services and/or the results obtained from their use by Politics.com. Touchscreen disclaims, and Politics.com waives all other express or implied warranties, including, without limitation, the implied warranties of merchantability or fitness for a particular purpose.

     11. OWNERSHIP AND USE OF DELIVERABLES.

         (a) Touchscreen agrees that all technology, technical know-how and software including but not limited to, development tools, programming techniques, standardized routines, structures, algorithms, processes, designs, screen displays, menus and interface designs made or conceived by Touchscreen, whether or not patentable or copyrightable, and whether made solely by Touchscreen or jointly with others, which are delivered pursuant to, result directly or indirectly from, or are suggested by any SOW or which result from information derived from Politics.com or its employees, agents or other consultants shall hereinafter be referred to as "Works". Touchscreen shall promptly communicate all Works to Politics.com in writing. All Works (or any part thereof) which are subject to copyright shall be deemed "works made for hire" specially ordered or commissioned as a contribution to a collective work, such that Politics.com shall be the author and sole owner of all right, title and interest in and to such Works. To the extent that any Works are not deemed "works made for hire", and further, with regard to any Works that Touchscreen acquires ownership of from third parties, this Agreement shall operate as Touchscreen's irrevocable assignment to Politics.com of all right, title, and interest (including any copyright) in such Works in perpetuity. Touchscreen shall cooperate with Politics.com in executing such documents or taking such other steps that Politics.com deems necessary or appropriate to record or otherwise memorialize such assignment, including all steps necessary to obtain a patent (if applicable). As between Touchscreen and Politics.com, Politics.com shall own all other aspects of the Works. Politics.com shall own (and Touchscreen hereby assigns to Politics.com all of Touchscreen's right, title, and interest to) any trademark, service mark, logo, character, design, etc. created or acquired for, or otherwise first used in connection with the Works. This Section shall not grant Politics.com any rights in any established Touchscreen trademark, service mark, or logo that Touchscreen uses in connection with the Works.

         (b) Notwithstanding the foregoing, nothing herein shall be construed to vest in Politics.com ownership of any right, title or interest in that portion of the Works developed by Touchscreen prior to the commencement of work hereunder (collectively "Touchscreen's Pre-existing Software Tools"); however, Touchscreen hereby grants to Politics.com a non-exclusive, worldwide, royalty-free, irrevocable license in perpetuity to use the Touchscreen Pre-existing Software Tools in connection with the Politics.com Web Site; provided Politics.com is not in material breach of the terms of this Agreement.

         (c) Politics.com hereby grants Touchscreen a perpetual, non-exclusive license to use the technology, technical know-how, software, development tools and programming techniques developed by Touchscreen to create the Works hereunder in connection with other projects Touchscreen may develop for third parties; provided that (i) such third parties are not in the business of providing political information or services, (ii) Touchscreen, when practicable, endeavors to notify Politics.com of its intent to use such technology for such other projects and to negotiate a license fee payable to Politics.com for the use of such technology, and (iii) Touchscreen is not in material breach of the terms of this Agreement.

         (d) The source code for the Web Site and for the services rendered by Touchscreen hereunder (except for the source code for Touchscreen's Pre-Existing Software Tools) shall be delivered


                                     III-44
to Politics.com as part of any deliverable under any SOW and shall be owned by Politics.com. Politics.com hereby grants Touchscreen a non-exclusive, world-wide, royalty-free, non-transferable, perpetual license to use such source code for its own business purposes, subject to the limitations set forth in this Agreement including, but not limited to, the limitation on using such technology for other projects for other parties set forth in Section 11(c) above.

         (e) Any customization of the Web Site by Politics.com or any use of the above-described source code by Politics.com or a party other than Touchscreen shall void the limited warranties provided in this Agreement.

     12. CONFIDENTIALITY.

         (a) During this Agreement, each party may have access to information that is considered confidential by the other. This information may include technical know how, technical specifications, software object code and source code, protocols, strategic business plans, results of testing, systems, financial information, product information, methods of operation, compilations of data, and third party confidential information ("Confidential Information").

         (b) Each party shall use the other's Confidential Information only for the purposes of, and in performance of its obligations under, this Agreement and/or a SOW. Each party shall maintain the confidentiality of the other party's Confidential Information in the same manner in which it protects its own Confidential Information of like kind, but in no event shall either party take less than reasonable precautions to prevent the unauthorized disclosure or use of the Confidential Information. Each party may disclose such Confidential Information to its attorneys and auditors in the normal course or by reason of governmental rules or regulations or court proceedings.

         (c) Each party is permitted to disclose the other party's Confidential Information to its employees and subcontractors on a need to know basis only, provided that such employees and subcontractors have written confidentiality obligations to that party. Each party shall be responsible for, and shall indemnify and hold the other harmless from, any damages, expenses or costs resulting from unauthorized disclosure or use of Confidential Information by its employees or subcontractors.

         (d) The confidentiality provisions of this Agreement do not apply to information that is in the public domain; was known to the receiving party prior to access to that information; received lawfully from a third party through no breach of any obligation of confidentiality owed to the other party; or created by a party independently of its access to or use of the other party's Confidential Information.

         (e) Upon termination of this Agreement or a party's request, each party shall return the other party's Confidential Information in its possession and shall not use the other party's Confidential Information for its own, or any third party's, benefit. Each party's confidentiality obligations shall survive termination of this Agreement, and any applicable SOW, for so long as the Confidential Information remains confidential.


                                     III-45

     13. LIMITATION OF LIABILITY. Except as otherwise provided in Section 14 below, in no event shall either party be liable to the other, regardless of the form of action or theory of recovery for (a) any indirect, special, exemplary, consequential, incidental or punitive damages, or for lost profits or business interruption losses, even if such party has been advised of the possibility of such damages.

     14. INDEMNIFICATIONS.

         (a) Touchscreen shall, at its sole expense, defend, indemnify, and hold Politics.com harmless against any and all third party claims, suits, demands and actions against Politics.com (including reasonable attorneys fees) resulting from or arising out of Touchscreen's breach of any of its covenants, representations or warranties or its performance or non-performance under this Agreement.

         (b) Politics.com shall, at its sole expense, defend, indemnify, and hold Touchscreen harmless against any and all third party claims (including reasonable attorneys fees and expenses) that (1) that Politics.com Contributions and/or other Politics.com content infringes a third party's intellectual property rights; and/or (2) that Politics.com Contributions and/or other Politics.com content are obscene, pornographic, threatening, defamatory, libelous, slanderous, or otherwise tortious.

         (c) To receive indemnification, the party seeking indemnification must provide the other party with prompt written notice of the claim, must allow the other party to have sole and exclusive control of the defense and/or settlement of the claim, and must cooperate with the other party, at the other party's expense, in the defense and/or settlement of the claim. This provision states each party's sole and exclusive remedy and obligations for indemnification regarding the above referenced claims.


                                     III-46

     15. RELATIONSHIP OF THE PARTIES. The relationship created by this Agreement is that of independent contractor, and nothing in this Agreement shall constitute the parties as joint venturers, partners, employees, or agents of each other.

     16. NO EMPLOYEE SOLICITATION. During the term of this Agreement and for a period of one (1) year after its termination, each party agrees not to hire, solicit for hire, or use the services of any individuals who were or are employees of the other party during the term of this Agreement. Each party stipulates to the reasonableness of this provision to protect the legitimate interests of each party in its workforce.

     17. INSURANCE. Touchscreen represents that it shall at all times during the term of this Agreement have insurance in effect in the minimum amounts and coverage as are standard in its industry, including without limitation, Worker's Compensation, and providing that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least ten (10) days after receipt by Politics.com of written notice thereof. Such notice shall be forwarded to: Politics.com, 2530 South Rural Road, Tempe, Arizona 85282
Attn.: Legal. In the event of any such change, Politics.com may require Touchscreen to obtain said minimum amounts and coverages from another acceptable carrier. Touchscreen agrees to submit copies of such insurance policies to Politics.com upon request.

     18. ADVERTISING. Touchscreen shall not in any way or in any form publicize or advertise the fact that it is performing the services without the prior written consent of Politics.com, provided that Touchscreen, without such consent, may include Politics.com in any representative listing of its clients.

     19. ASSIGNMENT. Neither this Agreement nor any interest under it shall be assignable by Touchscreen, nor shall Touchscreen subcontract with, or otherwise delegate duties to, any other party for the provision of the services, or any part thereof, without Politics.com's prior written consent. Any purported assignment or delegation by Touchscreen without such consent shall be void.

     20. GENERAL PROVISIONS.

         (a) This Agreement, all SOWs, and any addenda thereto, contain the entire understanding of the parties with respect to the subject matter addressed herein and supersedes and merges all prior understandings, agreements, promises and representations, whether written or oral, relating thereto. No alteration, modification or amendment of any provision of this Agreement or a SOW shall be binding unless in writing and signed by an authorized representative of each party. Neither this Agreement, nor any SOW, shall be amended by Touchscreen's receipt of purchase orders or other administrative documents, regardless of Touchscreen's failure to object to such form.

         (b) This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of laws, and the copyright, trademark, and patent laws of the USA. The parties consent to the exclusive jurisdiction of the Federal or State courts located in New York City.

         (c) Any waiver of a party's right or remedy related to this Agreement must be in writing, signed by that party to be effective. No waiver shall be implied from a failure of either party to exercise a right or remedy. In addition, no waiver of a party's right or remedy will effect the other provisions of this Agreement.

         (d) All notices must be in writing and sent either by hand delivery; messenger; certified mail, return receipt requested; overnight courier; or by facsimile (with a confirming copy) and shall be effective when received by such party at the address listed above or other address provided in writing.


                                     III-47

         (e) All provisions of this Agreement and any SOW relating to confidentiality, ownership, indemnification, and limitations of liability or where the context would otherwise require survival shall survive the termination of this Agreement and the SOW.

         (f) If any provision of this Agreement and/or a SOW is held by a court of competent jurisdiction to be invalid or unenforceable, such provision will be enforced to the extent it is not in violation of such law or is not otherwise unenforceable and all other provisions shall remain in full force and effect.

ACCEPTED AND AGREED:

TOUCHSCREEN MEDIA GROUP, INC.

By: /s/ Dennis McCole
    ----------------------------------------
                      (signature)

Name: /s/ Dennis McCole
      --------------------------------------
                      (printed)

Title: President
       -------------------------------------
                      (printed)

POLITICS.COM

By: /s/ Marc Jacobson
    ----------------------------------------
                      (signature)

Name: Marc Jacobson
      --------------------------------------
                      (printed)

Title: President
       -------------------------------------
                      (printed)


                                     III-48

                                STATEMENT OF WORK

CLIENT: POLITICS.COM
PROJECT: CIT
DATE: OCTOBER 29, 1999

--------------------------------------------------------------------------------

A) DESCRIPTION OF PROJECT:

Over the past five months, it has been both a challenging and rewarding opportunity to work with the Politics.com team. Our collective strength has put Politics.com in a unique position to gain significant share and recognition on the Internet. We are very proud to be a part of this accomplishment and thank you for giving us this opportunity.

As Politics.com continues to execute on a very aggressive business strategy, we have recognized the necessity to respond to your needs with a proposal to create a core team of dedicated resources to support your application development needs.

Our goal is to make it easier for Politics.com to do business with Touchscreen by providing a dedicated pool of resources while providing a more cost-effective solution to Politics.com. This core team will be focused on maintaining and enhancing the Politics.com web site, as Politics.com becomes more self-sufficient overtime.

The objectives of this team are to:

I.   Develop a team of resources with deep knowledge of Politics.com's business.

2. Provide a single point of contact for site development that ensures plans are executed in a consistent and timely manner.

3.   Ensure that communication is convenient and easy for Politics.com

4. Deliver a team of resources in order to respond rapidly to market demands and mission critical requirements.

                                    TOUCHSCREEN MEDIA GROUP

                                    1674 BROADWAY, NEW YORK, NY 10019 TEL:
                                    212.262.7014 FAX: 212.245.7487

--------------------------------------------------------------------------------
                                                       NEW MODELS FOR NEW MEDIA


                                     III-49

The following is a description of the core team members and the activities they will perform to support Politics.com. In addition to this team, the Touchscreen management team will allocate 10% of heir time to Politics.com, these managers include: Executive Producer, Creative Director, Chief Technology Officer, and Technical Services Manager.

--------------------------------------------------------------------------------
INDIVIDUAL         ACTIVITIES
--------------------------------------------------------------------------------
STRATEGY &         -        Understand Politics.com business, objectives, and
PLANNING                    industry
                   -        Communicate the strategic vision of Politics.com to
                            the core team
                   -        Proactively identify/recommend new opportunities
                            that support the business strategy
--------------------------------------------------------------------------------
PROJECT            -        Overall project management responsibilities
MANAGER            -        Development of production documentation - flow
                            charts, functional specification, blueprint, testing
                            plans, etc...
                   -        Production and implementation schedule
                   -        Work flow and resource management
                   -        Time accounting, budget management and status
                            reports
                   -        Participation in strategy and marketing projects
--------------------------------------------------------------------------------
CREATIVE           -        Graphic production
DESIGNER           -        Animation production
                   -        Audio and video compression (streaming media)
--------------------------------------------------------------------------------
APPLICATION        -        HTML Programming
PROGRAMMER         -        Database development
                   -        Web server Programming
                   -        Systems Integration
                   -        Multimedia programming
                   -        Application development
                   -        Testing and debugging
--------------------------------------------------------------------------------
TECHNICAL          -        Server configuration
SERVICES           -        Hardware and software configuration and support
                   -        Systems administration
--------------------------------------------------------------------------------
TESTER &           -        Test function
ADMINISTRATION     -        Test content
                   -        Test performance
                   -        Test usability
                   -        Feedback documentation
                   -        Site Statistics documentation
                   -        General project team support
--------------------------------------------------------------------------------

B) PROJECT COMMENCEMENT DATE:

     This project will commence upon the execution of this SOW. Target date is November 1, 1999.

     TERM OF PROJECT:

     Ongoing

C) DELIVERABLE ITEMS:

     This is an ongoing development assignment. Work will be defined as it is identified. Progress Reports will indicate deliverables and schedules.

     COMPLETION AND DELIVERY DATE FOR DELIVERABLE ITEMS:

     See progress report weekly.


                                     III-50

D) THE PROJECT SERVICES WILL BE PROVIDED BY THE FOLLOWING EMPLOYEES OF
CONTRACTOR:

As we launch the Continuous Improvement team into place, we will support it with the following employees:

------------------------------------------------- ------------------------------
 MANAGEMENT                                        EMPLOYEE
------------------------------------------------- ------------------------------
 Vice President- Consultant                        Cheryl Moellenbeck
------------------------------------------------- ------------------------------
 Executive Producer                                Tom Skinner
------------------------------------------------- ------------------------------
 Creative Director                                 Emilya Naymark
------------------------------------------------- ------------------------------
 Chief Technology Officer                          Diego Rivera
------------------------------------------------- ------------------------------
 Technical Services Director                       Joe Cucchiara
------------------------------------------------- ------------------------------
 CIT - FULL - TIME TEAM
------------------------------------------------- ------------------------------
 Project Manager                                   Jim Hutchinson
------------------------------------------------- ------------------------------
 Creative Designer                                 Richard Cunningham
------------------------------------------------- ------------------------------
 Cold Fusion/HTML  Programmer                      Don Morrill
------------------------------------------------- ------------------------------
 Cold Fusion/HTML Programmer                       Subrata Saha
------------------------------------------------- ------------------------------
 Tester/Administrative Assistant                   Yukiko Ito

Please note that the team members may change from time to time.



COMPENSATION RATE AND CALCULATION METHOD:

------------------------------------------ ------------------ ----------------------- ---------------- ---------------
MANAGEMENT                                 %                  WEEKLY HOURS            RATE             TOTAL
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
Vice President - Consultant                20%                  8                     $270             $ 2,160
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
Executive Producer                         10%                  4                     $200             $   800
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
Creative Director                          10%                  4                     $135             $   540
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
Chief Technology Officer                   10%                  4                     $205             $   820
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
Technical Services Director                10%                  4                     $135             $   540
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
CIT - FULL - TIME TEAM
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
Project Manager                            100%                40                     $125             $ 5,000
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
Creative Designer                          100%                40                     $ 85             $ 3,400
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
Cold Fusion/HTML Programmer                100%                40                     $180             $ 7,200
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
Cold Fusion/HTML Programmer                100%                40                     $180             $ 7,200
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
Tester/Administrative Assistant            100%                40                     $ 60             $ 2,400
------------------------------------------ ------------------ ----------------------- ---------------- ---------------
WEEKLY TOTALS                                                 224                                      $30,060
------------------------------------------ ------------------ ----------------------- ---------------- ---------------

- ESTIMATED TOTAL COST: $30,060 per week. In the event the CIT team is required to provide additional hours/staff to meet the needs of the development schedule, Touchscreen will inform Politics.com by providing a "statement of work" (SOW). Upon written approval of the SOW, Touchscreen will assign the resource for this additional work.

-    MAXIMUM AGGREGATE AMOUNT PAYABLE UNDER THIS SOW WITHOUT FURTHER APPROVAL:
     $30,060 per week.

E) PROGRESS REPORT AND COST ACCRUAL SCHEDULE:

- Touchscreen will invoice Politics.com each week for services and materials. Politics.com will provide payment net 10 business days from receipt of invoices. Weekly payments will be supported with progress reports that include activities, deliverables, time and materials.


                                     III-51

- As new projects that are outside the scope of the CIT effort are identified, Touchscreen will "statement of work"(SOW). Upon written approval of the SOW, Touchscreen will assign the resource for this additional work. Resource outside the CIT team will be billed at Touchscreen's published rates.

F) POLITICS.COM REPRESENTATIVE:

     Brian Wadsworth

AGREEMENT:

- Politics.com will transition the development business "in house" and reduce the development activity at Touchscreen overtime. In order to manage this transition, Politics.com will provide 6 weeks notice when an individual on the CIT team is to be replaced with a Politics.com employee.

- This estimate does not include management or responsibility for work completed by Politics.com employees during the transition period.

- This proposal shall be considered a part of and subject to the terms and conditions of the "Professional Services Agreement" between Touchscreen Media Group, Inc. and Politics.com dated 10/11/99. With the exception of the payment terms in this SOW, to the extent that there are any other inconsistencies in this Statement of Work" (SOW), the "Professional Services Agreement" will prevail.

Please signify your acceptance of this "Statement of Work" by signing below. Upon a fully executed SOW, we will commence work.

TOUCHSCREEN MEDIA GROUP, INC.               POLITICS.COM, INC.

By: /s/ Dennis Mccole                       By: /s/ Marc Jacobson
    -----------------                           -----------------
Name: Dennis Mccole                         Name: Marc Jacobson
      -------------                               -------------
Title: President                            Title:  President
       ---------                                   ----------
Date: October 29, 1999                      Date:  November 3, 1999
      ----------------                            -----------------


                                     III-52

                               POLITICS.COM, INC.
                              2530 South Rural Road
                              Tempe, Arizona 85282

Touchscreen Media Group                              December 2, 1999
1674 Broadway

New York, New York 10019

ATTN:  DENNIS MCCOLE

Dear Dennis:

The following is the agreement we believe Politics.com, Inc. (the "Company") reached with Touchscreen Media Group ("Touchscreen") today.

1. The Company currently owes Touchscreen $466,000 for services rendered. The Company agrees to make the following payments (the "Scheduled Payments") to Touchscreen for invoiced services: $35,000 by the end of the business day on December 31, 1999, $85,000 by the end of the business day on January 14, 2000, and $35,000 per week on each Friday thereafter until such date as all outstanding invoices from Touchscreen to the Company are less than thirty days old.

2. Howard R. Baer, Chairman of the Company, will personally guarantee the Scheduled Payments (up to $550,000), subject however to the terms and conditions set forth in the Individual Limited Guaranty Agreement dated the date hereof (the "Guaranty"). Mr. Baer's obligations under the Guaranty are subject to your execution and delivery of this Agreement to the Company.

3. In consideration of Mr. Baer's Guaranty, Touchscreen agrees that it will continue to provide services to the Company in the amount of approximately $10,000-$12,000 per week. Touchscreen will not be obligated to provide further services to the Company in the event that the total outstanding invoices owed by the Company to Touchscreen exceed $550,000 or Mr. Baer defaults under the Guaranty.

4. The Company agrees to pay to Touchscreen 25% of the proceeds of any offering of securities by the Company upon receipt thereof until such time as the Company's account with Touchscreen is current (outstanding invoices less than thirty days old). Any payments made by the Company to Touchscreen pursuant to this Section 4 shall be applied to reduce the Company's obligation to make the Scheduled Payments.

5. This Agreement supersedes our prior agreements with respect to the subject matter hereof.


                                     III-53

If the foregoing correctly reflects our agreement, please execute this Agreement where indicated below and return a copy to the Company at 480-731-9565.

                                            Very truly yours,

                                            POLITICS.COM, INC.

                                            By:   /s/ Howard R. Baer
                                                  ------------------------------
                                                  Howard R. Baer, Chairman

READ AND AGREED TO

TOUCHSCREEN MEDIA GROUP

By:   /s/ Dennis Mccole
      --------------------------------------
      Dennis McCole, a duly authorized
      officer


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